NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 16, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 02, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. As a result of the reorganization of the company which became effective October 2, 2023, each outstanding share of Class A Common Stock will be automatically exchanged for one share of "New" Atlas Energy Solutions Inc. Common Stock. This Form 25 is only for the removal from listing on the Exchange of the Class A Common Stock of Atlas Energy Solutions Inc. (Old), and not a termination of the registration of the Common Stock of Atlas Energy Solutions Inc. (New) under Section 12(b) of the Exchange Act.